Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sonic Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 33 95716, 333-26359, 333-168623, 333-131450 and 333-195086) on Forms S-3 and S-8 of Sonic Corp. and subsidiaries of our reports dated October 23,  2015, with respect to the consolidated balance sheets of Sonic Corp. and subsidiaries as of August 31, 2015 and 2014, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of August 31, 2015, which reports appear in the August 31, 2015 annual report on Form 10-K of Sonic Corp.

/s/ KPMG LLP

Oklahoma City, Oklahoma
October 23, 2015